UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 1, 2012
Date of Report (Date of earliest event reported)
NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-13533	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated 2004 NovaStar Financial, Inc. Incentive Stock Plan

On March 1, 2012, the Board of Directors (the “Board”) of NovaStar Financial, Inc. (the “Company”) approved the Amended and Restated NovaStar Financial, Inc. 2004 Incentive Stock Plan (the “Amended 2004 Plan”). The Amended 2004 Plan amends and restates the NovaStar Financial, Inc. 2004 Stock Incentive Plan, which was originally adopted by the Company on March 11, 2004 and approved by the Company's stockholders on June 8, 2004, and it was subsequently amended on February 12, 2007. Capitalized terms not defined below shall have the meaning set forth in the Amended 2004 Plan.

The following is a brief description of the terms and conditions of the new amendments included in the Amended 2004 Plan:

•
The number of authorized shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be granted under the Amended 2004 Plan was increased to 6,000,000 shares from 2,500,000 shares in light of the Recapitalization (defined below).

•	Minimum vesting periods of three years (in the case of awards subject to time vesting) and one year (in the case of awards subject to achievement of performance goals) are established.

•	Non-employee directors of the Company no longer receive automatic annual stock awards, unless otherwise determined by the Board.

•
Certain awards were eliminated as eligible awards from the Amended 2004 Plan, namely limited stock appreciation rights, deferred stock, accrued dividend equivalent rights and, with respect to incentive stock options, tandem stock appreciation rights.

•	In the event of a Change of Control of the Company:

◦	awards subject to vesting become fully and immediately vested,

◦	all dividend equivalent rights are canceled without any consideration paid therefor, and

◦
the Administrator may, in its sole discretion, cancel any awards under the Amended 2004 Plan and pay cash to a participant equal to the value of the canceled award based on the price per share the other stockholders of the Company receive in the event triggering the Change of Control.

The foregoing description of the Amended 2004 Plan does not purport to be complete and is qualified in its entirety by reference to the Amended 2004 Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.02.
Adjustment of Certain Awards to Address the Effect of the Recapitalization

On March 1, 2012, the Board approved an adjustment to the outstanding restricted stock and options to purchase Common Stock that were granted to the officers and directors of the Company prior to the Recapitalization. In June 2011, the Company completed the exchange of all outstanding shares of preferred stock of the Company for an aggregate of 80,985,600 shares of newly-issued Common Stock and $3.0 million in cash (the “Recapitalization”). As a result of the Recapitalization, the outstanding Common Stock of the Company increased by a factor of approximately 9.6449 (the “Adjustment Factor”).

Options to purchase 172,500 shares of Common Stock and 26,127 shares of restricted stock, in the aggregate, granted under Amended 2004 Plan were adjusted to options to purchase 1,663,738 shares of Common Stock and 251,993 shares of restricted stock, respectively, which adjustments were made in accordance with the Adjustment Factor. The Amended 2004 Plan provides that the Administrator shall adjust the awards made under such plan to preserve the benefits or potential benefits of the awards upon the occurrence of an extraordinary corporate event or transaction, such as the Recapitalization.

Further, an option to purchase 439,000 shares of Common Stock that was awarded to W. Lance Anderson pursuant to the Stock Option Agreement between Mr. Anderson and the Company, dated March 15, 2011 (the “Anderson Agreement”), was adjusted to an option to purchase 4,234,098 shares of Common Stock, which adjustment was made in accordance with the Adjustment Factor. The Anderson Agreement provides that the Board shall make such appropriate adjustments to preserve the benefits or potential benefits of the awards in the event that the Company undergoes an extraordinary corporate event or transaction, such as the Recapitalization.

The Board did not adjust the exercise price of the adjusted options.

Item 9.01    Financial Statements and Exhibits
The following exhibit is filed with this report as required by Item 601 of Regulation S-K:

Exhibit Number	Description
10.1	Amended and Restated NovaStar Financial, Inc. 2004 Incentive Stock Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVASTAR FINANCIAL, INC.

DATE: March 6, 2012	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Financial Officer